UNITED TRUST GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 1997 and 1996

                                      ASSETS
                                                 1997       1996
Investments:
Fixed maturities at amortized cost
  (market $184,782,568 and $181,815,225)   $ 180,970,333    $179,926,785
Investments held for sale:
Fixed maturities, at market
  (cost $1,672,298 and $1,984,661)             1,668,630       1,961,166
Equity securities, at market
  (cost $3,184,357 and $2,086,159)             3,001,744       1,794,405
Mortgage loans on real estate at
  amortized cost                               9,469,444      11,022,792
Investment real estate, at cost,
  net of accumulated depreciation              9,760,732       9,779,984
Real estate acquired in satisfaction of debt   1,724,544       1,724,544
Policy loans                                  14,207,189      14,438,120
Short-term investments                         1,798,878         430,983
                                             222,601,494     221,078,779

Cash and cash equivalent                      15,763,639      16,903,789
Investment in affiliates                         350,000         350,000
Accrued investment incom                       3,665,228       3,459,748
Reinsurance receivables:
  Future policy benefits                      37,814,106      38,745,013
  Policy claims and other benefits             3,529,078       3,856,124
Other accounts and notes receivable            1,680,066       1,734,321
Cost of insurance acquired                    45,009,452      47,536,812
Deferred policy acquisition costs             10,600,720      11,325,356
Cost in excess of net assets purchased,
  net of accumulated amortization              2,777,089       5,496,808
Property and equipment, net of
  accumulated depreciation                     3,392,905       3,255,171
Other assets                                     767,258       1,257,701
     Total assets                           $347,951,035    $354,999,622

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Policy liabilities and accruals:
  Future policy benefits                    $248,805,695    $248,879,317
  Policy claims and benefits payable           2,080,907       3,193,806
  Other policyholder funds                     2,445,469       2,784,967
  Dividend and endowment accumulations        14,905,816      13,913,676
Income taxes payable:
  Current                                         15,730          70,663
  Deferred                                    12,157,685      11,591,086
Notes payable                                 19,081,602      19,839,853
Indebtedness to affiliates, net                   49,977          62,084
Other liabilities                              3,987,586       6,203,119
     Total liabilities                       303,530,467     306,538,571
Minority interests in
 consolidated subsidiaries                    10,130,024      13,332,034


Shareholders' equity:
Common stock - no par value
Authorized 10,000 shares - 100 shares issued  45,926,705      45,926,705
Unrealized depreciation of investments held
  for sale                                       (41,708)       (126,612)
Accumulated deficit                          (11,594,453)    (10,671,076)
     Total shareholders' equity               34,290,544      35,129,017
     Total liabilities and
       shareholders' equity                 $347,951,035    $354,999,622

                          See accompanying notes.

UNITED TRUST GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Years Ended December 31, 1997



                                       1997          1996          1995

Revenues:

 Premiums and policy fees        $  33,373,950 $  35,891,609 $  38,481,638
  Reinsurance premiums
    and policy fees                 (4,734,705)   (4,947,151)   (5,383,102)
  Net investment income             14,882,677    15,902,107    15,497,547
  Realized investment gains
    and (losses), net                 (279,096)     (465,879)     (114,235)
Other income                           107,792        95,425       115,472
                                    43,350,618    46,476,111    48,597,320


Benefits and other expenses:
  Benefits, claims and settlement expenses:
   Life                             23,644,252    26,568,062    26,680,217
   Reinsurance benefits and claims  (2,078,982)   (2,283,827)   (2,850,228)
   Annuity                           1,560,828     1,892,489     1,797,475
   Dividends to policyholders        3,929,073     4,149,308     4,228,300
  Commissions and amortization of
   deferred policy acquisition costs 3,616,365     4,224,885     4,907,653
  Amortization of cost of
   insurance acquired                2,527,360     5,690,069     4,509,755
  Amortization of agency force               0             0       396,852
  Non-recurring write down of
   value of agency force                     0             0     8,296,974
  Operating expenses                 8,957,372    11,285,566    10,634,314
  Interest expense                   1,675,440     1,752,573     1,980,360
                                    43,831,708    53,279,125    60,581,672

Loss before income taxes, minority
  interest and equity in loss
  of investees                        (481,090)   (6,803,014)  (11,984,352)
Credit (provision) for income taxes   (571,999)    4,643,961     4,724,792
Minority interest in loss
  of consolidated subsidiaries         129,712       498,356     1,938,684
Net loss                         $    (923,377)$  (1,660,697)  $(5,320,876)
Net loss per
  common share                   $   (9,233.77)$  (16,606.97)  $(53,208.76)
Average common
  shares outstanding                       100           100           100

                          See accompanying notes.

UNITED TRUST GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Three Years Ended December 31, 1997



                                        1997          1996          1995


Common stock
  Balance, beginning of year      $  45,926,705 $  45,726,705 $  45,626,705
  Capital contribution                     0          200,000       100,000
  Balance, end of year            $  45,926,705 $  45,926,705 $  45,726,705



Unrealized appreciation (depreciation)
  of investments held for sale
  Balance, beginning of year      $    (126,612)$        (501)$    (212,567)
  Change during year                     84,904      (126,111)      212,066
  Balance, end of year            $     (41,708)$    (126,612)$        (501)


Accumulated deficit
  Balance, beginning of year      $ (10,671,076)$  (9,010,379)$  (3,689,503)
  Net loss                             (923,377)   (1,660,697)   (5,320,876)
  Balance, end of year            $ (11,594,453)$ (10,671,076)$  (9,010,379)


Total shareholders' equity,
  end of year                     $  34,290,544 $  35,129,017 $  36,715,825



                          See accompanying notes.
                                    58

UNITED TRUST GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 1997

                                        1997          1996          1995
Increase (decrease) in cash and
 cash equivalents
Cash flows from operating activities:
 Net loss                          $    (923,377)$  (1,660,697)$(5,320,876)
 Adjustments to reconcile net loss to
  net cash provided by (used in) operating
  activities net of changes in assets and
  liabilities resulting from the sales
   and purchases of subsidiaries:
   Amortization/accretion
    of fixed maturities                  670,185       899,445     803,696
   Realized investment (gains)
    losses, net                          279,096       465,879     114,235
   Policy acquisition costs deferred    (586,000)   (1,276,000) (2,370,000)
   Amortization of deferred
    policy acquisition costs           1,310,636     1,387,372   1,567,748
   Amortization of cost of
    insurance acquired                 2,527,360     5,690,069   4,509,755
Amortization of value of
    agency force                               0             0     396,852
   Non-recurring write down of
    value of agency force                      0             0   8,296,974
   Amortization of costs in excess
    of net assets purchased              155,000       185,279     423,192
   Depreciation                          457,415       371,991     694,194
   Minority interest                     129,712       498,356  (1,938,684)
   Change in accrued investment income  (205,480)      195,821    (173,517)
   Change in reinsurance receivables   1,257,953        83,871    (482,275)
   Change in policy liabilities
    and accruals                        (547,081)    3,326,651   3,581,928
   Charges for mortality and
    administration of universal
    life and annuity products        (10,588,874)  (10,239,476) (9,757,354)
   Interest credited to
    account balances                   7,212,406     7,075,921   6,644,282
   Change in income taxes payable        511,666    (4,653,734) (4,749,335)
   Change in indebtedness (to) from
    affiliates, net                      (12,107)      224,472      (3,023)
   Change in other assets and
    liabilities, net                  (1,893,811)      396,226  (1,529,727)
Net cash provided by (used in)
  operating activities                  (245,301)    2,971,446     708,065

Cash flows from investing activities:
 Proceeds from investments sold and matured:
   Fixed maturities held for sale        290,660     1,219,036     619,612
   Fixed maturities sold                       0    18,736,612           0
   Fixed maturities matured           21,488,265    20,721,482  16,265,140
   Equity securities                      76,302         8,990     104,260
   Mortgage loans                      1,794,518     3,364,427   2,252,423
   Real estate                         1,136,995     3,219,851   1,768,254
   Policy loans                        4,785,222     3,937,471   4,110,744
   Short term                            410,000       825,000      25,000
 Total proceeds from investments
  sold and matured                    29,981,962    52,032,869  25,145,433
 Cost of investments acquired:
   Fixed maturities                  (23,220,172)  (29,365,111)(25,112,358)
   Equity securities                  (1,248,738)            0  (1,000,000)
   Mortgage loans                       (245,234)     (503,113)   (322,129)
   Real estate                        (1,444,980)     (813,331) (1,902,609)
   Policy loans                       (4,554,291)   (4,329,124) (4,713,471)
   Short term                         (1,726,035)     (830,983)   (100,000)
      Total cost of investments
       acquired                      (32,439,450)  (35,841,662)(33,150,567)
 Purchase of property and equipment     (531,528)     (383,411)    (57,625)
Net cash provided by (used in)
  investing activities                (2,989,016)   15,807,796  (8,062,759)
Cash flows from financing activities:
   Policyholder contract deposits     17,902,246    22,245,369  25,021,983
   Policyholder contract withdrawals (14,515,576)  (15,433,644)(16,008,462)
   Net cash transferred from
    coinsurance ceded                          0   (19,088,371)          0
   Proceeds from notes payable         1,000,000     9,300,000     300,000
   Payments on principal of
    notes payable                     (1,758,252)  (10,923,475) (1,205,861)
   Payment for fractional shares
    from reverse stock split
    of subsidiary                       (534,251)            0           0
Net cash provided by
  financing activities                 2,094,167   (13,900,121)  8,107,660
Net increase (decrease) in
  cash and cash equivalents           (1,140,150)    4,879,121     752,966
Cash and cash equivalents
  at beginning of year                16,903,789    12,024,668  11,271,702
Cash and cash equivalents
  at end of year                   $  15,763,639 $  16,903,789 $12,024,668

                          See accompanying notes.

UNITED TRUST, GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A. ORGANIZATION - At December 31, 1997, the parent, significant majority-owned subsidiaries and affiliates of United Trust Group, Inc., were as depicted on the following organizational chart.

                          ORGANIZATIONAL CHART
                          AS OF DECEMBER 31, 1997



United Trust, Inc. ("UTI") is the ultimate controlling company. UTI owns 53% of United Trust Group ("UTG") and 41% of United Income, Inc. ("UII"). UII owns 47% of UTG. UTG owns 79% of First Commonwealth Corporation ("FCC") and 100% of Roosevelt Equity Corporation ("REC"). FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 100% of United Security Assurance Company ("USA"). USA owns 84% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").

The   Company's   significant  accounting  policies  consistently   applied
in the preparation of the accompanying consolidated financial statements are summarized as follows.

B.    NATURE  OF  OPERATIONS  -  United  Trust Group,   Inc.
     is an insurance holding company, which sells individual life insurance products through its subsidiaries. The Company's principal market is the Midwestern United States. The primary focus of the Company has been the servicing of existing insurance business in force, the solicitation of new life insurance products and the acquisition of other companies in similar lines of business.

C.   PRINCIPLES    OF  CONSOLIDATION   -   The consolidated
     financial  statements include the accounts of the   Company  and   its
     majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

D.  BASIS  OF  PRESENTATION -  The  financial statements  of United Trust
    Group,  Inc.'s  life insurance  subsidiaries have   been   prepared  in
    accordance with generally accepted  accounting principles which differ from
    statutory  accounting  practices   permitted  by  insurance  regulatory
    authorities.

E. USE OF ESTIMATES - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses
    during   the  reporting  period.  Actual results   could   differ  from
    those estimates.

F. INVESTMENTS - Investments are shown on the following bases: Fixed maturities -- at cost, adjusted for amortization of premium or discount and other-than-temporary market value declines. The amortized cost of such investments differs from their market values; however, the Company has the ability and intent to hold these investments to maturity, at which time the full face value is expected to be realized.

    Investments  held  for sale --  at  current market  value,   unrealized
    appreciation  or   depreciation  is  charged directly to  shareholders'
    equity.

    Mortgage   loans  on  real  estate  --  at unpaid  balances,   adjusted
    for amortization of premium or discount, less allowance for possible losses.

    Real estate - Investment real estate at cost, less allowances for depreciation and, as appropriate, provisions for possible losses. Foreclosed real estate is adjusted for any impairment at the foreclosure date. Accumulated depreciation on investment real estate was $539,366 and $442,373 as of December 31, 1997 and 1996,
    respectively.

    Policy     loans   --   at   unpaid   balances  including   accumulated
    interest  but  not  in  excess  of  the   cash surrender value.

    Short-term investments -- at cost, which approximates current market value.

    Realized    gains   and  losses   on   sales   of   investments     are
    recognized   in   net    income    on   the    specific  identification
    basis.

G. RECOGNITION OF REVENUES AND RELATED EXPENSES - Premiums for traditional life insurance products, which include those products with fixed and guaranteed premiums and benefits, consist principally of whole life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies are recognized as revenues when due. Accident and health insurance premiums are recognized as revenue pro rata over the terms of the policies. Benefits and related expenses associated with the premiums earned are charged to expense proportionately over the lives of the policies through a provision for future policy benefit liabilities and through deferral and amortization of deferred policy acquisition costs. For universal life and investment products, generally there is no requirement for payment of premium other than to maintain account values at a level sufficient to pay mortality and expense charges. Consequently, premiums for universal life policies and investment products are not reported as revenue, but as deposits. Policy fee revenue for universal life policies and investment products consists of charges for the cost of insurance and policy administration fees assessed during the period. Expenses include interest credited to policy account balances and benefit claims incurred in excess of policy account balances.

H. DEFERRED POLICY ACQUISITION COSTS - Commissions and other costs of acquiring life insurance products that vary with and are primarily related to the production of new business have been deferred. Traditional life insurance acquisition costs are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

    For universal life insurance and interest sensitive life insurance products, acquisition costs are being amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," the Company makes certain assumptions regarding the mortality, persistency, expenses, and interest rates it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from initial assumptions. The amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

    The   following table summarizes  deferred policy acquisition costs and related data for the years shown.

                                       1997        1996           1995
  Deferred, beginning of year    $ 11,325,356  $ 11,436,728  $ 10,634,476


  Acquisition costs deferred:
  Commissions                         312,000       845,000     1,838,000
  Other expenses                      274,000       431,000       532,000
  Total                               586,000     1,276,000     2,370,000

  Interest accretion                  425,000       408,000       338,000
  Amortization charged to income   (1,735,636)   (1,795,372)   (1,905,748)
  Net amortization                 (1,310,636)   (1,387,372)   (1,567,748)
  Change for the year                (724,636)     (111,372)      802,252
Deferred, end of year            $ 10,600,720  $ 11,325,356  $ 11,436,728



 The  following  table reflects the components of the income  statement for
 the    line   item  Commissions  and  amortization  of   deferred   policy
 acquisition costs:

                                         1997        1996        1995
Net amortization of
deferred policy acquisition costs   $ 1,310,636 $ 1,387,372  $ 1,567,748
Commissions                           2,305,729   2,837,513    3,339,905


Total                               $ 3,616,365 $ 4,224,885  $ 4,907,653

     Estimated net amortization expense of deferred policy acquisition costs for the next five years is as follows:

                             Interest                         Net
                            Accretion     Amortization   Amortization

     1998                 $   403,000     $ 1,530,000    $ 1,127,000
     1999                     365,000       1,359,000        994,000
     2000                     330,000       1,211,000        881,000
     2001                     299,000       1,082,000        783,000
     2002                     270,000         969,000        699,000


I. COST OF INSURANCE ACQUIRED - When an insurance company is acquired, the Company assigns a portion of its cost to the right to receive future cash flows from insurance contracts existing at the date of the acquisition. The cost of policies purchased represents the actuarially determined present value of the projected future cash flows from the acquired policies. Cost of Insurance Acquired is amortized with interest in relation to expected future profits, including direct charge-offs for any excess of the unamortized asset over the projected future profits.. The interest rates utilized in the amortization calculation are 9% on approximately 24% of the balance and 15% on the remaining balance. The interest rates vary due to differences in the blocks of business. The amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

                                         1997        1996        1995
    Cost of insurance
     acquired, beginning of year   $ 47,536,812  $ 59,601,720  $ 64,111,475
    Interest accretion                6,288,402     6,649,203     7,044,239
    Amortization                     (8,815,762)  (12,339,272)  (11,553,994)
    Net amortization                 (2,527,360)   (5,690,069)   (4,509,755)
    Balance attributable
     to coinsurance agreement                 0    (6,374,839)            0

    Cost of insurance
    acquired, end of year          $ 45,009,452  $ 47,536,812  $ 59,601,720


     Estimated net amortization expense of cost of insurance acquired for the next five years is as follows:

                                  Interest                          Net
                                 Accretion     Amortization    Amortization

     1998                     $  6,427,000     $  8,696,000   $  2,269,000
     1999                        6,090,000        7,688,000      1,598,000
     2000                        5,851,000        7,229,000      1,378,000
     2001                        5,649,000        7,229,000      1,580,000
     2002                        5,008,000        6,569,000      1,561,000

J. COST IN EXCESS OF NET ASSETS PURCHASED - Cost in excess of net assets purchased is the excess of the amount paid to acquire a company over the fair value of its net assets. Costs in excess of net assets purchased are amortized on the straight-line basis over a 40-year period. Management continually reviews the value of goodwill based on estimates of future earnings. As part of this review, management determines whether goodwill is fully recoverable from
   projected                  undiscounted    net    cash    flows     from
   earnings     of              the   subsidiaries   over   the   remaining
   amortization period. If management were to determine that changes in such projected cash flows no longer supported the recoverability of goodwill over the remaining amortization period, the carrying value of goodwill would be reduced with a corresponding charge to expense or by shortening the amortization period (no such changes have occurred). Accumulated amortization of cost in excess of net assets purchased was $1,420,146 and $1,265,146 as of December 31, 1997 and 1996, respectively. A reverse stock split of FCC in
   May of 1997 created negative goodwill of $2,564,719. The credit to goodwill resulted from the retirement of fractional shares. Please refer to Note 11 to the Consolidated Financial Statements for additional information concerning the reverse stock split.

K. PROPERTY AND EQUIPMENT - Company- occupied property, data processing equipment and furniture and office equipment are stated at cost less accumulated depreciation of$1,375,105 and $1,014,683 at December 31, 1997 and 1996, respectively. Depreciation is computed on a straight-line basis for financial reporting purposes using estimated useful lives of three to thirty years. Depreciation expense was $360,422 and $277,567 for the years ended December 31, 1997 and 1996, respectively.

L. FUTURE POLICY BENEFITS AND EXPENSES - The liabilities for traditional life insurance and accident and health insurance policy benefits are computed using a net level method. These liabilities include assumptions as to investment yields, mortality, withdrawals, and other assumptions based on the life insurance subsidiaries' experience adjusted to reflect anticipated trends and to include provisions for possible unfavorable deviations. The Company makes these assumptions at the time the contract is issued or, in the case of contracts acquired by purchase, at the purchase date. Benefit reserves for traditional life insurance policies include certain deferred profits on limited-payment policies that are being recognized in income over the policy term. Policy benefit claims are charged to expense in the period that the claims are incurred. Current mortality rate assumptions are based on 1975-80 select and ultimate tables. Withdrawal rate assumptions are based upon Linton B or Linton C, which are industry standard actuarial tables for forecasting assumed policy lapse rates.

   Benefit reserves for universal life insurance and interest sensitive life insurance products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims in excess of related policy account
   balances.                 Interest  crediting rates for  universal  life
   and   interest sensitive products range from 5.0% to 6.0% in 1997,  1996 and 1995.

M. POLICY AND CONTRACT CLAIMS - Policy and contract claims include provisions for reported claims in process of settlement, valued in accordance with the terms of the policies and contracts, as well as provisions for claims incurred and unreported based on prior experience of the Company.

N. PARTICIPATING INSURANCE - Participating business represents 29% and 30% of the ordinary life insurance in force at December 31, 1997 and 1996, respectively. Premium income from participating business represents 50%, 52%, and 55% of total premiums for the years ended December 31, 1997, 1996 and 1995, respectively. The amount of
   dividends   to  be  paid  is  determined  annually  by  the   respective
   insurance subsidiary's Board of Directors. Earnings allocable to participating policyholders are based on legal requirements that vary by state.

O. INCOME  TAXES  -  Income  taxes  are  reported  under  Statement   of
   Financial Accounting Standards Number 109. Deferred income taxes are recorded to reflect the tax consequences on future periods of differences between the tax bases of assets and liabilities and their financial reporting amounts at the end of each such period.

P. BUSINESS  SEGMENTS  -  The  Company  operates  principally   in    the
   individual life insurance business.

Q. EARNINGS   PER  SHARE - Earnings per share are based on   the   weighted
   average number of common shares outstanding during each year.

R. CASH   EQUIVALENTS   - The Company considers certificates   of   deposit
   and   other short-term instruments with an original purchased   maturity
   of three months or less cash equivalents.

S. RECLASSIFICATIONS    -    Certain  prior   year    amounts  have    been
   reclassified to conform with the 1997 presentation. Such reclassifications had no effect on previously reported net loss, total assets, or shareholders' equity.

T. REINSURANCE - In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts. The Company retains a maximum of $125,000 of coverage per individual life.

   Amounts paid or deemed to have been paid for reinsurance contracts are recorded as reinsurance receivables. Reinsurance receivables is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.


2.  SHAREHOLDER DIVIDEND RESTRICTION

At December 31, 1997, substantially all of consolidated shareholders' equity represents net assets of UTG's subsidiaries. The payment of cash dividends to shareholders is not legally restricted. However, insurance company dividend payments are regulated by the state insurance department where the company is domiciled. UTI is the ultimate parent of UG through ownership of several intermediary holding companies. UG can not pay a dividend directly to UII due to the ownership structure. UG's dividend limitations are described below without effect of the ownership structure.

Ohio domiciled insurance companies require five days prior notification to the insurance commissioner for the payment of an ordinary dividend. Ordinary dividends are defined as the greater of: a) prior year statutory earnings or b) 10% of statutory capital and surplus. For the year ended
December 31, 1997, UG had a statutory gain from operations of $1,779,246. At December 31, 1997, UG's statutory capital and surplus amounted to $10,997,365. Extraordinary dividends (amounts in excess of ordinary dividend limitations) require prior approval of the insurance commissioner and are not restricted to a specific calculation.


3.  INCOME TAXES

Until 1984, the insurance companies were taxed under the provisions of the Life Insurance Company Income Tax Act of 1959 as amended by the Tax Equity and Fiscal Responsibility Act of 1982. These laws were superseded by the Deficit Reduction Act of 1984. All of these laws are based primarily upon statutory results with certain special deductions and other items available only to life insurance companies. Under the provision of the pre-1984 life insurance company income tax regulations, a portion of "gain from operations" of a life insurance company was not subject to current taxation but was accumulated, for tax purposes, in a special tax memorandum account designated as "policyholders' surplus account". Federal income taxes will become payable on this account at the then current tax rate when and if distributions to shareholders, other than stock dividends and other limited exceptions, are made in excess of the accumulated previously taxed income maintained in the "shareholders surplus account".

The following table summarizes the companies with this situation and the maximum amount of income that has not been taxed in each.


                                   Shareholders'       Untaxed
                   Company            Surplus          Balance



                   ABE            $  5,237,958      $  1,149,693
                   APPL              5,417,825         1,525,367
                   UG               27,760,313         4,363,821
                   USA                       0                 0

The payment of taxes on this income is not anticipated; and, accordingly, no deferred taxes have been established.

The life insurance company subsidiaries file a consolidated federal income tax return. The holding companies of the group file separate returns.

Life insurance company taxation is based primarily upon statutory results with certain special deductions and other items available only to life insurance companies. Income tax expense consists of the following components:

                                       1997        1996          1995
    Current tax expense           $     5,400   $  (148,148)   $     1,897
    Deferred tax expense (credit)     566,599    (4,495,813)    (4,726,689)
    (credit)
                                  $   571,999   $(4,643,961)   $(4,724,792)

The Companies have net operating loss carryforwards for federal income tax purposes expiring as follows:

                                         UG           FCC
                        2004        $        0     $  163,334
                        2005                 0        138,765
                        2006         2,400,574         33,345
                        2007           782,452        676,067
                        2008           939,977          4,595
                        2009                 0        168,800
                        2010                 0         19,112
                        2012         2,970,692              0
                         TOTAL     $ 7,093,695    $ 1,204,018


The  Company  has  established a deferred tax asset of $2,904,200  for  its
operating   loss  carryforwards  and  has  established  an   allowance   of
$2,904,200.

The expense or (credit) for income taxes differed from the amounts computed by applying the applicable United States statutory rate of 35% to the loss before taxes as a result of the following differences:

                                           1997        1996         1995
    Tax computed at statutory rate   $  (168,382)  $(2,381,055) $(4,194,523)
    Changes in
    taxes due to:
      Cost in excess of net
       assets purchased                   54,250        64,848       60,594
      Current year loss for which
       no benefit realized             1,039,742             0            0
      Benefit of prior losses           (324,705)   (2,393,395)    (598,563)
      Other                              (28,906)       65,641        7,700
    Income tax expense (credit)     $    571,999   $(4,643,961) $(4,724,792)

The following table summarizes the major components that comprise the deferred tax liability as reflected in the balance sheets:


                                             1997         1996
    Investments                          $  (228,027)  $  (122,251)
    Cost of insurance acquired            15,753,308    16,637,883
    Deferred policy acquisition costs      3,710,252     3,963,875
    Agent balances                           (23,954       (65,609)
    Property and equipment                   (19,818)      (37,683)
    Discount of notes                        896,113       922,766
    Management/consulting fees              (573,182)     (733,867)
    Future policy benefits                (4,421,038)   (5,906,087)
    Other liabilities                       (756,482)   (1,151,405)
    Federal tax DAC                       (2,179,487)   (1,916,536)
    Deferred tax liability               $12,157,685   $11,591,086)

4.    ANALYSIS OF INVESTMENTS, INVESTMENT INCOME AND INVESTMENT GAIN

A. NET    INVESTMENT   INCOME   -   The  following  table   reflects    net
   investment income by type of investment:


                                             December 31,
                                  1997       1996       1995
Fixed maturities and fixed
maturities held for sale   $ 12,677,348  $ 13,326,312  $ 13,253,122
Equity securities                87,211        88,661        52,445
Mortgage loans                  802,123     1,047,461     1,257,189
Real estate                     745,502       794,844       975,080
Policy loans                    976,064     1,121,538     1,041,900
Short-term investments           70,624        21,423        21,295
Other                           721,866       724,771       620,954
Total consolidated
  investment income          16,080,738    17,125,010    17,221,985
Investment expenses          (1,198,061)   (1,222,903)   (1,724,438)
Consolidated net
  investment income        $ 14,882,677  $ 15,902,107  $ 15,497,547

At December 31, 1997, the Company had a total of $5,797,000 of investments, comprised of $3,848,000 in real estate and $1,949,000 in equity securities, which did not produce income during 1997.

The following table summarizes the Company's fixed maturity holdings and investments held for sale by major classifications:


                                               Carrying Value
                                       1997                  1996


Investments held for sale:
  Fixed maturities                      $   1,668,630    $   1,961,166
  Equity securities                         3,001,744        1,794,405
Fixed maturitiies:
  U.S. Government, government
   agencies and authorities                28,259,322       28,554,631
  State, municipalities and
   political subdivisions                  22,778,816       14,421,735
  Collateralized mortgage obligations      11,093,926       13,246,781
  Public  utilities                        47,984,322       51,821,989
  All other corporate bonds                70,853,947       71,891,649
                                        $ 185,640,707    $ 183,692,356


By insurance statute, the majority of the Company's investment portfolio is required to be invested in investment grade securities to provide ample protection for policyholders. The Company does not invest in so-called "junk bonds" or derivative investments.

Below   investment   grade   debt securities   generally   provide   higher
yields and involve greater risks than investment grade debt securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment grade issuers. In addition, the trading market for these securities is usually more limited than for investment grade debt securities. Debt securities classified as below-investment grade are those that receive a Standard & Poor's rating of BB or below.

The   following  table  summarizes by category securities  held  that   are
below investment grade at amortized cost:

      Below Investment
           Grade                             1997         1996       1995
        Investments
      State, Municipalities
       and Political Subdivisions         $       0    $   10,042  $       0
      Public Utiliites                       80,497       117,609    116,879
      Corporate                             656,784       813,717    819,010
      Total                               $ 737,281     $ 941,368  $ 935,889


B.     INVESTMENT SECURITIES

The   amortized  cost  and  estimated  market  values  of  investments   in
securities including investments held for sale are as follows:

                               Cost or       Gross        Gross     Estimated
                              Amortized    Unrealized   Unrealized    Market
1997                             Cost        Gains        Losses      Value
Investments Held
for Sale:
  U.S. Government and govt.
   agencies and authoriites  $  1,448,202   $      0  $    (5,645) $ 1,442,557
  States, municipalities and
   political subdivisions          35,000         485           0       35,485
  Collateralized mortgage
   obligations                          0           0           0            0
    Obligations
  Public utilities                 80,169         328           0       80,497
  All other corporate bonds       108,927       1,164           0      110,091
                                1,672,298       1,977      (5,645)   1,668,630
  Equity securities             3,184,357     176,508    (359,121)   3,001,744
  Total                     $   4,856,655   $ 178,485 $ (364,766) $  4,670,374


Held to Maturity Securities:
  U.S. Government and govt.
   agencies and authorities $  28,259,322   $ 415,419 $  (51,771) $ 28,622,970
  States, municipalities and
   political subdivisions      22,778,816     672,676     (1,891)   23,449,601
  Collateralized mortgage
   obligations                 11,093,926     210,435    (96,714)   11,207,647
  Public utilities             47,984,322   1,241,969    (84,754)   49,141,537
  All other corporate bonds    70,853,947   1,599,983    (93,117)   72,360,813
  Total                     $ 180,970,333 $ 4,140,482 $ (328,247) $184,782,568

                               Cost or       Gross        Gross     Estimated
                              Amortized    Unrealized   Unrealized    Market
1996                             Cost        Gains        Losses      Value

Investments Held
for Sale:
  U.S. Government and govt.
   agencies and authoriites  $  1,461,068   $       0  $  (17,458) $ 1,443,609
  States, municipalities and
   political subdivisions         145,199         665      (6,397)     139,467
  Collateralized mortgage
   obligations                          0           0           0            0
    Obligations
  Public utilities                119,970         363        (675)     119,658
  All other corporate bonds       258,424       4,222      (4,215)     258,432
                                1,984,661       5,250     (28,745)   1,961,166
  Equity securities             2,086,159      37,000    (328,754)   1,794,405
  Total                     $   4,070,820   $  42,250  $ (357,499) $ 3,755,571


Held to Maturity Securities:
  U.S. Government and govt.
   agencies and authorities $  28,554,631   $ 421,523 $  (136,410) $28,839,744
  States, municipalities and
   political subdivisions      14,421,735     318,682     (28,084)  14,712,333
  Collateralized mortgage
   obligations                 13,246,780     175,163    (157,799)  13,264,145
  Public utilities             51,821,990     884,858    (381,286)  52,325,561
  All other corporate bonds    71,881,649   1,240,230    (448,437)  72,673,442
  Total                     $ 179,926,785 $ 3,040,456 $(1,152,016)$181,815,225



The amortized cost of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

            Fixed Maturities Held                          Estimated
                  for Sale                   Amortized       Market
             December 31, 1997                  Cost         Value

   Due in one year or less                   $    83,927  $    84,952
   Due after one year through five years       1,533,202    1,528,211
   Due after five years through ten years         55,169       55,467
   Due after ten years                                 0            0
   Collateralized mortgage obligations                 0            0
   Total                                     $ 1,672,298  $ 1,668,630

            Fixed Maturities Held                             Estimated
                to Maturity                    Amortized        Market
             December 31, 1997                    Cost          Value

  Due  in one  year  or  less                $  15,023,173  $  15,003,728
  Due after one year through five years        118,849,668    120,857,201
  Due after five years through ten years        30,266,228     31,726,265
  Due after ten years                            5,737,338      5,987,726
  Collateralized mortgage obligations           11,093,926     11,207,648
  Total                                      $ 180,970,333  $ 184,782,568


An   analysis  of  sales,  maturities  and  principal  repayments  of   the
Company's   fixed  maturities portfolio for the years ended  December   31,
1997, 1996 and 1995 is as follows:

                                 Cost or     Gross       Gross     Proceeds
                                Amortized  Realized     Realized     from
Year ended December 31, 1997       Cost      Gains       Losses      Sale

Scheduled principal repayments,
  calls and tenders:
   Held for sale               $   299,390 $     931  $   (9,661) $   290,660
   Held to maturity             21,467,552    21,435        (722)  21,488,265
Sales:
   Held for sale                         0         0           0            0
   Held to maturity                      0         0           0            0
Total                          $21,766,942 $  22,366  $  (10,383) $21,778,925



                                 Cost or     Gross       Gross     Proceeds
                                Amortized  Realized     Realized     from
Year ended December 31, 1996       Cost      Gains       Losses      Sale

Scheduled principal repayments,
  calls and tenders:
   Held for sale               $   699,361 $   6,035  $     (813) $   704,583
   Held to maturity             20,900,159    13,469    (192,146)  20,721,482
Sales:
   Held for sale                   517,111         0      (2,658)     514,453
   Held to maturity             18,735,848    81,283     (80,519)  18,736,612
Total                          $40,852,479 $ 100,787  $ (276,136) $40,677,130

                                 Cost or     Gross       Gross     Proceeds
                                Amortized  Realized     Realized     from
Year ended December 31, 1995       Cost      Gains       Losses      Sale

Scheduled principal repayments,
  calls and tenders:
   Held for sale               $   621,461 $       0  $   (1,849) $   619,612
   Held to maturity             16,383,921   125,740    (244,521)  16,265,140
Sales:
   Held for sale                         0         0           0            0
   Held to maturity                      0         0           0            0
Total                          $17,005,382 $ 125,740  $ (246,370) $16,884,752



C.INVESTMENTS ON DEPOSIT - At December 31, 1997, investments carried at approximately $17,801,000 were on deposit with various state insurance departments.


5.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The financial statements include various estimated fair value information at December 31, 1997 and 1996, as required by Statement of Financial
Accounting   Standards  107,  Disclosure  about  Fair  Value  of  Financial
Instruments ("SFAS 107"). Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument required to be valued by SFAS 107 for which it is practicable to estimate that value:

(a)  Cash and Cash equivalents

The carrying amount in the financial statements approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

(b)  Fixed maturities and investments held for sale

Quoted market prices, if available, are used to determine the fair value. If quoted market prices are not available, management estimates the fair value based on the quoted market price of a financial instrument with similar characteristics.

(c)  Mortgage loans on real estate

The fair values of mortgage loans are estimated using discounted cash flow analyses and interest rates being offered for similar loans to borrowers with similar credit ratings.

(d) Investment real estate and real estate acquired in satisfaction of debt

An estimate of fair value is based on management's review of the individual real estate holdings. Management utilizes sales of surrounding properties, current market conditions and geographic considerations. Management conservatively estimates the fair value of the portfolio is equal to the carrying value.

(e)  Policy loans

It is not practicable to estimate the fair value of policy loans as they have no stated maturity and their rates are set at a fixed spread to related policy liability rates. Policy loans are carried at the aggregate unpaid principal balances in the consolidated balance sheets, and earn interest at rates ranging from 4% to 8%. Individual policy liabilities in all cases equal or exceed outstanding policy loan balances.

(f)  Short-term investments

For short-term instruments, the carrying amount is a reasonable estimate of fair value. Short-term instruments represent United States Government Treasury Bills and certificates of deposit with various banks that are protected under FDIC.

(g)  Notes and accounts receivable and uncollected premiums

The Company holds a $840,066 note receivable for which the determination of fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Accounts receivable and uncollected premiums are primarily insurance contract related receivables which are determined based upon the underlying insurance liabilities and added reinsurance amounts, and thus are excluded for the purpose of fair value disclosure by paragraph 8(c) of SFAS 107.

(h)  Notes payable

For borrowings under the senior loan agreement, which is subject to floating rates of interest, carrying value is a reasonable estimate of fair value. For subordinated borrowings fair value was determined based on the borrowing rates currently available to the Company for loans with similar terms and average maturities.

The estimated fair values of the Company's financial instruments required to be valued by SFAS 107 are as follows as of December 31:

                                1997                      1996
                                     Estimated                     Estimated
                        Carrying        Fair          Carrying        Fair
                          Amount        Value           Amount        Value


ASSETS
Fixed maturities      $180,970,333  $184,782,568   $179,926,785  $181,815,225
Fixed maturities
 held for sale           1,668,630     1,668,630      1,961,166     1,961,166
Equity securities        3,001,744     3,001,744      1,794,405     1,794,405
Mortgage loans on
 real estate             9,469,444     9,837,530     11,022,792    11,022,792
Policy loans            14,207,189    14,207,189     14,438,120    14,438,120
Short-term
 investments             1,798,878     1,798,878        430,983       430,983
Investment in
 real estate             9,760,732     9,760,732      9,779,984     9,779,984
Real estate acquired
 in satisfaction
 of debt                 1,724,544     1,724,544      1,724,544     1,724,544
Notes receivable         1,680,066     1,569,603      1,680,066     1,566,562

LIABILITIES
Notes payable           19,081,602    18,539,301     19,839,853    18,671,155

                                          73

6.   STATUTORY EQUITY AND GAIN FROM OPERATIONS

The Company's insurance subsidiaries are domiciled in Ohio, Illinois and West Virginia and prepare their statutory-based financial statements in accordance with accounting practices prescribed or permitted by the respective insurance department. These principles differ significantly from generally accepted accounting principles. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which has not yet been completed, will likely change prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements. UG's total statutory shareholders' equity was $10,997,365 and $10,226,566 at December 31, 1997 and 1996, respectively. The Company's insurance subsidiaries reported combined statutory gain from operations (exclusive of intercompany dividends) was $3,978,000, $10,692,000 and $4,076,000 for
1997, 1996 and 1995, respectively.

7.  REINSURANCE

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

The Company assumes risks from, and reinsures certain parts of its risks with other insurers under yearly renewable term and coinsurance agreements that are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. While the amount retained on an individual life will vary based upon age and mortality prospects of the risk, the Company generally will not carry more than $125,000 individual life insurance on a single risk.

The Company has reinsured approximately $1.022 billion, $1.109 billion and $1.088 billion in face amount of life insurance risks with other insurers for 1997, 1996 and 1995, respectively. Reinsurance receivables for future policy benefits were $37,814,106 and $38,745,093 at December 31, 1997 and 1996, respectively, for estimated recoveries under reinsurance treaties. Should any reinsurer be unable to meet its obligation at the time of a claim, obligation to pay such claim would remain with the Company.

Currently, the Company is utilizing reinsurance agreements with Business Men's Assurance Company, ("BMA") and Life Reassurance Corporation, ("LIFE RE") for new business. BMA and LIFE RE each hold an "A+" (Superior) rating from A.M. Best, an industry rating company. The reinsurance agreements were effective December 1, 1993, and cover all new business of the Company. The agreements are a yearly renewable term ("YRT") treaty where the Company cedes amounts above its retention limit of $100,000 with a minimum cession of $25,000.

One of the Company's insurance subsidiaries (UG) entered into a coinsurance agreement with First International Life Insurance Company ("FILIC") as of September 30, 1996. Under the terms of the agreement, UG ceded to FILIC substantially all of its paid-up life insurance policies. Paid-up life insurance generally refers to non-premium paying life insurance policies. A.M. Best assigned FILIC a Financial Performance Rating (FPR) of 7 (Strong) on a scale of 1 to 9. A.M. Best assigned a Best's Rating of A++ (Superior) to The Guardian Life Insurance Company of America ("Guardian"), parent of FILIC, based on the consolidated financial condition and operating performance of the company and its life/health subsidiaries. During 1997, FILIC changed its name to Park Avenue Life Insurance Company ("PALIC"). The agreement with PALIC accounts for approximately 65% of the reinsurance receivables as of December 31, 1997.

The   Company  does not have any short-duration reinsurance contracts.  The effect of the Company's long-duration reinsurance contracts on premiums earned in 1997, 1996 and 1995 was as follows:

                                     Shown in thousands
                                1997       1996        1995
                              Premiums    Premiums   Premiums
                               Earned      Earned      Earned
          Direct            $    33,374  $  35,891   $  38,482
          Assumed                     0          0           0
          Ceded                  (4,735)    (4,947)     (5,383)
          Net premiums      $    28,639  $  30,944   $  33,099


8.  COMMITMENTS AND CONTINGENCIES

The insurance industry has experienced a number of civil jury verdicts which have been returned against life and health insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against the insurer, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive damages in these circumstances.

Under the insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although the Company cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. Mandatory assessments may be partially recovered through a reduction in future premium tax in some states. The Company does not believe such assessments will be materially different from amounts already provided for in the financial statements.

The Company and its subsidiaries are named as defendants in a number of legal actions arising primarily from claims made under insurance policies. Those actions have been considered in establishing the Company's liabilities. Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on the Company's financial position or results of operations.


9.  RELATED PARTY TRANSACTIONS

UII has a service agreement with USA which states that USA is to pay UII monthly fees equal to 22% of the amount of collected first year premiums, 20% in second year and 6% of the renewal premiums in years three and after. UII's subcontract agreement with UTI states that UII is to pay UTI monthly fees equal to 60% of collected service fees from USA as stated above.

USA paid $989,295, $1,567,891 and $2,015,325 under their agreement with UII for 1997, 1996 and 1995, respectively. UII paid $593,577, $940,734 and
$1,209,195 under their agreement with UTI for 1997, 1996 and 1995, respectively.

Respective domiciliary insurance departments have approved the agreements of the insurance companies and it is Management's opinion that where applicable, costs have been allocated fairly and such allocations are based upon generally accepted accounting principles. The costs paid by UTG for services include costs related to the production of new business, which are deferred as policy acquisition costs and charged off to the income statement through "Amortization of deferred policy acquisition costs". Also included are costs associated with the maintenance of existing policies that are charged as current period costs and included in "general expenses".

On July 31,1997, the Company entered into employment agreements with eight individuals, all officers or employees of the Company. The agreements have a term of three years, excepting the agreements with Mr. Ryherd and Mr. Melville, which have five-year terms. The agreements secure the services of these key individuals, providing the Company a stable management environment and positioning for future growth.


10.   DEFERRED COMPENSATION PLAN

UTI and FCC established a deferred compensation plan during 1993 pursuant to which an officer or agent of FCC, UTI or affiliates of UTI, could defer a portion of their income over the next two and one-half years in return for a deferred compensation payment payable at the end of seven years in the amount equal to the total income deferred plus interest at a rate of approximately 8.5% per annum and a stock option to purchase shares of common stock of UTI. At the beginning of the deferral period an officer or agent received an immediately exercisable option to purchase 2,300 shares of UTI common stock at $17.50 per share for each $25,000 ($10,000 per year for two and one-half years) of total income deferred. The option expires on December 31, 2000. A total of 105,000 options were granted in 1993 under this plan. As of December 31, 1997 no options were exercised. At December 31, 1997 and 1996, the Company held a liability of $1,376,384 and $1,267,598, respectively, relating to this plan. At December 31, 1997, UTI common stock had a bid price of $8.00 and an ask price of $9.00 per share.

The following information applies to deferred compensation plan stock options outstanding at December 31, 1997:

  Number outstanding                       105,000
  Exercise price                            $17.50
  Remaining contractual life               3 years



11.  REVERSE STOCK SPLIT OF FCC

On May 13, 1997, FCC effected a 1 for 400 reverse stock split. Fractional shares received a cash payment on the basis of $.25 for each old share. FCC maintained a significant number of shareholder accounts with less than $100 of market value of stock. The reverse stock split enabled these smaller shareholders to receive cash for their shares without incurring broker costs and will save the Company administrative costs associated with maintaining these small accounts.


12.  NOTES PAYABLE

At  December 31, 1997 and 1996, the Company has $19,081,602 and $19,839,853
in long-term debt outstanding, respectively. The debt is comprised of the following components:

                                       1997     1996
      Senior debt                   $ 6,900,000     $ 8,400,000
      Subordinated 10 yr. notes       5,746,774       6,209,293
      Subordinated 20 yr. notes       4,034,828       3,830,560
      Other notes payable             2,400,000       1,400,000
                                    $19,081,602     $19,839,853

A.  Senior debt

The senior debt is through First of America Bank - Illinois NA and is subject to a credit agreement. The debt bears interest at a rate equal to the "base rate" plus nine-sixteenths of one percent. The Base rate is defined as the floating daily, variable rate of interest determined and announced by First of America Bank from time to time as its "base lending rate." The base rate at December 31, 1997 was 8.5%. Interest is paid quarterly. Principal payments of $1,000,000 are due in May of each year beginning in 1997, with a final payment due May 8, 2005. On November 8, 1997, the Company prepaid the May 1998 principal payment.

The credit agreement contains certain covenants with which the Company must comply. These covenants contain provisions common to a loan of this type and include such items as; a minimum consolidated net worth of FCC to be no less than 400% of the outstanding balance of the debt; Statutory capital and surplus of Universal Guaranty Life Insurance Company be maintained at no less than $6,500,000; an earnings covenant requiring the sum of the pre tax earnings of Universal Guaranty Life Insurance Company and its subsidiaries (based on Statutory Accounting Practices) and the after-tax earnings plus non-cash charges of FCC (based on parent only GAAP practices) shall not be less than two hundred percent (200%) of the Company's interest expense on all of its debt service. The Company is in compliance with all of the covenants of the agreement.

B.  Subordinated debt

The subordinated debt was incurred June 16, 1992 as a part of the acquisition of the now dissolved Commonwealth Industries Corporation,
(CIC). The 10-year notes bear interest at the rate of 7 1/2% per annum, payable semi-annually beginning December 16, 1992. These notes, except for one $840,000 note, provide for principal payments equal to 1/20th of the principal balance due with each interest installment beginning December 16, 1997, with a final payment due June 16, 2002. The aforementioned $840,000 note provides for a lump sum principal payment due June 16, 2002. In June 1997, the Company refinanced a $204,267 subordinated 10-year note as a subordinated 20-year note bearing interest at the rate of 8.75% per annum. The repayment terms of the refinanced note are the same as the original subordinated 20 year notes. The original 20-year notes bear interest at the rate of 8 1/2% per annum on $3,397,620 and 8.75% per annum on $504,962 (of which the $204,267 note refinanced in the current year is included), payable semi-annually with a lump sum principal payment due June 16, 2012.

C.  Other notes payable

United Income, Inc. holds two promissory notes receivable totaling $850,000 due from FCC. Each note bears interest at the rate of 1% over prime as published in the Wall Street Journal, with interest payments due quarterly. Principal of $150,000 is due upon the maturity date of June 1, 1999, with the remaining principal payment of $700,000 becoming due upon the maturity date of May 8, 2006.

United Trust, Inc. holds three promissory notes receivable totaling $1,550,000 due from FCC. Each note bears interest at the rate of 1% over prime as published in the Wall Street Journal, with interest payments due quarterly. Principal of $250,000 is due upon the maturity date of June 1, 1999, with the remaining principal payment of $1,300,000 becoming due upon maturity in 2006.

Scheduled principal reductions on the Company's debt for the next five years is as follows:

                           Year      Amount
                           1998   $   516,504
                           1999     1,916,504
                           2000     1,516,504
                           2001     1,516,504
                           2002     2,356,504


13.  OTHER CASH FLOW DISCLOSURES

On  a cash basis, the Company paid $1,658,703, $1,700,973 and $1,934,326 in interest expense for the years 1997, 1996 and 1995, respectively. The Company paid $57,277, $17,634 and $25,821 in federal income tax for 1997, 1996 and 1995, respectively.

One of the Company's insurance subsidiaries ("UG") entered into a coinsurance agreement with Park Avenue Life Insurance Company ("PALIC") at September 30, 1996. At closing of the transaction, UG received a coinsurance credit of $28,318,000 for policy liabilities covered under the agreement. UG transferred assets equal to the credit received. This transfer included policy loans of $2,855,000 associated with policies under the agreement and a net cash transfer of $19,088,000 after deducting the ceding commission due UG of $6,375,000. To provide the cash required to be transferred under the agreement, the Company sold $18,737,000 of fixed maturity investments.


14.  NON-RECURRING WRITE DOWN OF VALUE OF AGENCY FORCE ACQUIRED

During the year-ended December 31, 1995, the Company recognized a non recurring write down of $8,297,000 on its value of agency force acquired The write down released $2,904,000 of the deferred tax liability and $3,327,000 was attributed to minority interest in loss of consolidated subsidiaries. In addition, equity loss of investees was negatively impacted by $542,000. The effect of this write down resulted in an increase in the net loss of $2,608,000. This write down is directly related to the Company's change in distribution systems. Due to the broker agency force not meeting management's expectations and lack of production, the Company has changed its focus from a primarily broker agency distribution system to a captive agent system. With the change in focus, most of the broker agents were terminated and therefore, management re evaluated the value of the agency force carried on the balance sheet. For purposes of the write-down, the broker agency force has no future expected cash flows and therefore warranted a write-off of the value. The write down is reported as a separate line item "non-recurring write down of value of agency force acquired" and the release of the deferred tax liability is reported in the credit for income taxes payable in the Statement of
Operations. In addition, the impact to minority interest in loss of consolidated subsidiaries and equity loss of investees is in the Statement of Operations.


15.  CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in financial institutions that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


16.  NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 128 entitled Earnings per share, which is effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. The Statement's objective is to simplify the computation of earnings per share, and to make the U.S. standard for computing EPS more compatible with the EPS standards of other countries.

Under SFAS No. 128, primary EPS computed in accordance with previous opinions is replaced with a simpler calculation called basic EPS. Basic EPS is calculated by dividing income available to common stockholders (i.e., net income or loss adjusted for preferred stock dividends) by the weighted-average number of common shares outstanding. Thus, in the most significant change in current practice, options, warrants, and convertible securities are excluded from the basic EPS calculation. Further, contingently issuable shares are included in basic EPS only if all the necessary conditions for the issuance of such shares have been satisfied by the end of the period.

Fully diluted EPS has not changed significantly but has been renamed diluted EPS. Income available to common stockholders continues to be adjusted for assumed conversion of all potentially dilutive securities using the treasury stock method to calculate the dilutive effect of options and warrants. However, unlike the calculation of fully diluted EPS under previous opinions, a new treasury stock method is applied using the average market price or the ending market price. Further, prior opinion requirement to use the modified treasury stock method when the number of options or warrants outstanding is greater than 20% of the outstanding shares also has been eliminated. SFAS 128 also includes certain shares that are contingently issuable; however, the test for inclusion under the new rules is much more restrictive.

SFAS No. 128 requires companies reporting discontinued operations, extraordinary items, or the cumulative effect of accounting changes are to use income from operations as the control number or benchmark to determine whether potential common shares are dilutive or antidilutive. Only dilutive securities are to be included in the calculation of diluted EPS.

This statement was adopted for the 1997 Financial Statements. For all periods presented the Company reported a loss from continuing operations so any potential issuance of common shares would have an antidilutive effect on EPS. Consequently, the adoption of SFAS No. 128 did not have an impact on the Company's financial statement.

The FASB has issued SFAS No. 130 entitled Reporting Comprehensive Income and SFAS No. 132 Employers' Disclosures about Pensions and Other Postretirement Benefits. Both of the above statements are effective for financial statements with fiscal years beginning after December 15, 1997.

SFAS No. 130 defines how to report and display comprehensive income and its components in a full set of financial statements. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners.

SFAS    No.  132  addresses  disclosure  requirements  for  post-retirement
benefits.   The  statement does not change post-retirement  measurement  or recognition issues.

The Company will adopt both SFAS No. 130 and SFAS No. 132 for the 1998 financial statements. Management does not expect either adoption to have a material impact on the Company's financial statements.


17.  PENDING CHANGE IN CONTROL OF UNITED TRUST, INC.

On February 19, 1998, UTI signed a letter of intent with Jesse T. Correll, whereby Mr. Correll will personally or in combination with other individuals make an equity investment in UTI over a period of three years. Under the terms of the letter of intent Mr. Correll will buy 2,000,000 authorized but unissued shares of UTI common stock for $15.00 per share and will also buy 389,715 shares of UTI common stock, representing stock of UTI and UII, that UTI purchased during the last eight months in private transactions at the average price UTI paid for such stock, plus interest, or approximately $10.00 per share. Mr. Correll also will purchase 66,667 shares of UTI common stock and $2,560,000 of face amount of convertible bonds (which are due and payable on any change in control of UTI) in private transactions, primarily from officers of UTI. Upon completion of the transaction, Mr. Correll would be the largest shareholder of UTI.

UTI intends to use the equity that is being contributed to expand their operations through the acquisition of other life insurance companies. The transaction is subject to negotiation of a definitive purchase agreement; completion of due diligence by Mr. Correll; the receipt of regulatory and other approvals; and the satisfaction of certain conditions. The transaction is not expected to be completed before June 30, 1998, and there can be no assurance that the transaction will be completed.

18.   PROPOSED MERGER

On March 25, 1997, the Board of Directors of UTI and UII voted to recommend to the shareholders a merger of the two companies. Under the Plan of Merger, UTI would be the surviving entity with UTI issuing one share of its stock for each share held by UII shareholders.

UTI owns 53% of United Trust Group, Inc., an insurance holding company, and UII owns 47% of United Trust Group, Inc. Neither UTI nor UII have any other significant holdings or business dealings. The Board of Directors of each company thus concluded a merger of the two companies would be in the best interests of the shareholders. The merger will result in certain cost savings, primarily related to costs associated with maintaining a corporation in good standing in the states in which it transacts business. A vote of the shareholders of UTI and UII regarding the proposed merger is anticipated to occur sometime during the third quarter of 1998.

19.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            1997
                         1st           2nd           3rd           4th

Premiums and policy
 fees, net          $  7,926,386  $  7,808,782  $   6,639,394  $  6,264,683
Net investment income  3,859,875     3,839,519      3,691,584     3,491,699
Total revenues        11,781,878    11,687,887     10,216,109     9,664,744
Policy benefits
including dividends    7,718,015     6,861,699      6,467,739     6,007,718
Commissions and
 amortization of
 DAC and COI           1,670,854     1,174,116      1,727,317     1,571,438
Operating and interest
 expenses              2,884,663     3,084,239      2,778,435     1,885,475
Operating income (loss) (491,654)      567,833       (757,382)      200,113
Net income (loss)        (23,565)       27,351       (512,444)     (414,719)
Net income (loss)
per share                (235.65)       273.51      (5,124.44)    (4,147.19)



                                            1996
                         1st           2nd           3rd           4th

Premiums and policy
 fees, net          $  7,637,503  $  8,514,175  $  7,348,199  $   7,444,581
Net investment income  3,974,407     3,930,487     4,002,258      3,994,955
Total revenues        12,513,692    12,187,077    11,331,283     10,444,059
Policy benefits
including dividends    6,528,760     7,083,803     8,378,710      8,334,759
Commissions and
 amortization of
 DAC and COI           2,567,921     2,298,549     1,734,048      3,314,436
Operating and interest
 expenses              3,616,660     3,072,535     3,685,600        910,771
Operating income (loss) (198,649)     (267,810)   (2,467,075)    (3,869,480)
Net income (loss)       (268,675)      (93,640)   (1,563,817)      (271,915)
Net income (loss)
per share              (2,686.75)      (936.40)   (15,638.17)     (2,719.15)



                                            1995
                         1st           2nd           3rd           4th

Premiums and policy
 fees, net          $  8,703,332  $  9,507,694  $  7,868,803  $   7,018,707
Net investment income  3,857,562     3,849,212     3,757,605      3,918,933
Total revenues        13,385,477    12,566,391    11,514,869     11,130,583
Policy benefits
including dividends    8,097,830     9,113,933     5,978,795      6,665,206
Commissions and
 amortization of
 DAC and COI           2,451,030     2,860,032     3,044,057      1,459,141
Operating and interest
 expenses              3,449,062     2,742,174     2,498,472      3,924,966
Operating income (loss) (612,445)   (2,149,748)       (6,455)    (9,215,704)
Net income (loss)         95,608    (1,305,599)      126,751     (4,237,636)
Net income (loss)
per share                (956.08)   (13,055.99)     1,267.51     (42,376.60)


UNITED TRUST GROUP, INC.                                    Schedule I
SUMMARY OF INVESTMENTS - OTHER THAN
INVESTMENTS IN RELATED PARTIES As of December 31, 1997



Column A                            Column B     Column C      Column D
                                                               Amount at
                                                             Which Shown in
                                                                Balance
                                      Cost         Value          Sheet
Fixed maturities:
 Bonds:
  United States Government and
   government agencies and
  authorities                    $ 28,259,322 $ 28,622,970   $ 28,259,322
  State, municipalities, and
   political subdivisions           22,778,816   23,449,601   22,778,816
  Collateralized mortgage
   obligations                      11,093,926   11,207,647   11,093,926
  Public utilities                  47,984,322   49,141,537   47,984,322
  All other corporate bonds         70,853,947   72,360,813   70,853,947
Total fixed maturities             180,970,333 $184,782,568  180,970,333

Investments held for sale:
 Fixed maturities:
  United States Government and government agencies and
authorities                          1,448,202 $  1,442,557    1,442,557
  State, municipalities, and
   political subdivisions               35,000       35,485       35,485
  Public utilities                      80,169       80,496       80,496
  All other corporate bonds            108,927      110,092      110,092
                                     1,672,298 $  1,668,630    1,668,630
Equity securities:
  Banks, trusts and insurance
   companies                         2,473,969 $  2,167,368    2,167,368
  All other corporate securities       710,388      834,376      834,376
                                     3,184,357 $  3,001,744    3,001,744


Mortgage loans on real estate        9,469,444                 9,469,444
Investment real estate               9,760,732                 9,760,732
Real estate acquired in satisfaction
  of debt                            1,724,544                 1,724,544
Policy loans                        14,207,189                14,207,189
Short-term investments               1,798,878                 1,798,878
Total investments                $ 222,787,775             $ 222,601,494


UNITED  TRUST GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF
REGISTRANT PARENT ONLY BALANCE SHEETS
As of December 31, 1997 and 1996                           Schedule II

                                              1997             1996
ASSETS

   Investment in affiliates               $ 34,683,168    $ 35,548,414
   Cash and cash equivalents                    25,980          39,529
   Notes receivable from affiliate           9,781,602      10,039,853
   Accrued interest income                      34,455          35,202
     Total assets                         $ 44,525,205    $ 45,662,998




LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Notes payable                          $ 9,635,257     $ 10,009,853
   Notes payable to affiliate                 146,345           30,000
   Income taxes payable                         5,175            6,663
   Accrued interest payable                    34,455           35,202
   Other liabilities                          413,429          452,263
     Total liabilities                     10,234,661       10,533,981
Shareholders' equity:
   Common stock                            45,926,705       45,926,705
   Unrealized depreciation of
    investments held for sale
     of  affiliates                           (41,708)        (126,612)
Accumulated    deficit                    (11,594,453)     (10,671,076)
Total shareholders' equity                 34,290,544       35,129,017
     Total liabilities and
      shareholders' equity               $ 44,525,205     $ 45,662,998

                                     83

UNITED  TRUST GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT ONLY STATEMENTS OF OPERATIONS
Three Years Ended December  31,  1997 Schedule II





                                        1997         1996         1995

Revenues:

  Interest income from affiliates   $    782,892 $    792,046 $    790,334
  Other income                            37,641       34,600       31,774
                                         820,533      826,646      822,108


Expenses:

  Interest expense                       776,230      789,496      787,784
  Interest expense to affiliates           6,662        2,550        2,550
  Operating expenses                       5,585        4,624        3,341
                                         788,477      796,670      793,675

  Operating income                        32,056       29,976       28,433

  Provision for income taxes              (5,362)      (4,664)      (3,221)
  Equity in loss of subsidiaries        (950,071)  (1,686,009)  (5,346,088)
     Net loss                       $   (923,377)$ (1,660,697)$ (5,320,876)


UNITED TRUST GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT ONLY STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 1997                           Schedule II


                                        1997         1996         1995

Increase (decrease) in cash and
 cash equivalents
Cash flows from operating activities:
 Net loss                         $   (923,377)$ (1,660,697)$ (5,320,876)
  Adjustments to reconcile net loss
   to net cash provided by operating
   activities:
  Equity in loss of subsidiaries        950,071    1,686,009    5,346,088
  Change in accrued interest income         747            0         (167)
  Change in accrued interest payable       (747)           0          167
  Change in income taxes payable         (1,488)       3,442        3,221
  Change in other liabilities           (38,834)    (139,256)     (96,843)
Net cash used in operating activities   (13,628)    (110,502)     (68,410)

Cash flows from investing activities:
  Proceeds for fractional shares from reverse
    stock split of subsidiary                79            0            0
Purchase of stock of affiliates               0      (95,000)        (200)
Net cash provided by (used in)
  investing activities                       79      (95,000)        (200)
Cash flows from financing activities:
  Receipt of principal on notes
    receivable from affiliate           258,252            0            0
Payments of principal on
   notes payable                       (258,252)           0            0
  Capital contribution
       from affiliates                        0      200,000      100,000
Net cash provided by
      financing activities                    0      200,000      100,000
Net increase (decrease) in cash
  and cash equivalent                   (13,549)      (5,502)      31,390
Cash and cash equivalents
     at beginning of year                39,529       45,031       13,641
Cash and cash equivalents
  at end of year                   $     25,980 $     39,529 $     45,031


UNITED TRUST GROUP, INC.
REINSURANCE
As of December 31, 1997 and the year ended December 31, 1997   Schedule IV







Column A      Column B     Column C      Column D     Column E     Column F
                                                                  Percentage
                           Ceded to       Assumed                  of amount
                            other        from other               assumed to
            Gross amount   companies     companies*   Net amount      net
Life insurance
in  force $3,691,867,000 $1,022,458,000 $1,079,885,000 $3,749,294,000 28.8%


Premiums and policy fees:

Life
  insurance $ 33,133,414 $    4,681,928 $            0 $   28,451,486  0.0%
Accident and health
 insurance       240,536         52,777              0        187,759  0.0%

            $ 33,373,950 $    4,734,705 $            0  $  28,639,245  0.0%


* All assumed business represents the Company's participation in the Servicemen's Group Life Insurance Program (SGLI).

UNITED  TRUST GROUP, INC.
REINSURANCE
As of December 31, 1996 and the year ended December 31, 1996    Schedule IV


Column A      Column B     Column C       Column D      Column E   Column F
                                                                  Percentage
                           Ceded to       Assumed                  of amount
                            other        from other               assumed to
            Gross amount   companies     companies*   Net amount      net




Life insurance
in force $3,952,958,000 $1,108,534,000 $1,271,766,000 $4,116,190,000  30.9%



Premiums and policy fees:

Life
 insurance $ 35,633,232 $    4,896,896 $            0 $   30,736,336   0.0%
Accident and health
insurance       258,377         50,255              0        208,122   0.0%
           $ 35,891,609 $    4,947,151 $            0  $  30,944,458   0.0%






* All assumed business represents the Company's participation in the Servicemen's Group Life Insurance Program (SGLI).

UNITED TRUST GROUP, INC.
REINSURANCE
As of December 31, 1995 and the year ended December  31, 1995    Schedule IV


Column A       Column B      Column C      Column D     Column E    Column F

                                                                  Percentage
                            Ceded to       Assumed                 of amount
                              other       from other              assumed to
             Gross amount   companies     companies*   Net amount      net


Life insurance
in force $4,207,695,000  $1,087,774,000 $1,039,517,000 $4,159,438,000   25.0%



Premiums and policy fees:

Life
 insurance $ 38,233,190  $    5,330,351 $            0 $   32,902,839    0.0%
Accident and health
insurance       248,448          52,751              0        195,697    0.0%
           $ 38,481,638  $    5,383,102 $            0 $   33,098,536    0.0%

* All assumed business represents the Company's participation in the Servicemen's Group Life Insurance Program (SGLI).

UNITED TRUST GROUP, INC.
VALUATION AND QUALIFYING  ACCOUNTS
For the years ended December 31, 1997, 1996 and 1995           Schedule V

                        Balance at  Additions
                        Beginning    Charges                     Balances at
Description             Of Period  and Expenses    Deductions   End of Period


December 31, 1997

Allowance for doubtful
 accounts - mortgage
   loans               $   10,000  $          0   $         0    $    10,000


December 31, 1996

Allowance for doubtful
 accounts - mortgage
   loans               $   10,000  $          0   $         0    $    10,000


December 31, 1995

Allowance for doubtful
 accounts - mortgage
   loans               $   26,000  $          0   $   16,000    $     10,000